Exhibit 10.2

CapForce International Holdings Ltd

(LL20994)

Private and Confidential

December 1, 2025

Christian-Laurent Benoit Bonte

Dear Mr. Bonte,

RE:	PROMOTION TO CHIEF EXECUTIVE OFFICER (CEO)

We are pleased to inform you that the Board of Directors has approved your promotion to the position of Chief Executive Officer (CEO) of CapForce International Holdings Ltd and OpGen Inc., effective 1st day of December 2025.

This promotion reflects the Board’s confidence in your leadership capabilities, strategic vision, and proven dedication to the Company’s growth. In your new role, you will be responsible for leading the overall business strategy, strengthening operational performance, driving corporate development, and ensuring the Company’s continued success and long-term sustainability.

Your revised compensation package, responsibilities, and related terms of employment are as follows:

1.	Position: Chief Executive Officer
2.	Effective Date: 1st day of December 2025
3.	Reporting To: Board of Directors
4.	Compensation & Benefits:

○	Monthly Salary: USD13,000.00
○	Stock Grant: USD200,000.00 upon your completion of the first year employment with the Company as the CEO.
○	Annual Leave: Eighteen (18) days

5.	Key Responsibilities:

○	Overall strategic leadership of the Company
○	Oversight of business operations and financial performance
○	Expansion of new business opportunities and partnerships
○	Corporate governance and stakeholder engagement
○	Any other responsibilities as may be assigned by the Board

6.	Other Terms & Conditions:

○	You shall not directly or indirectly interfere with, circumvent or attempt to circumvent, avoid, by-pass or obviate the Company’s interest, or the interest or relationship between the Company and its clients, suppliers, service providers and any related parties via the connection of the Company.
○	You may resign from your employment by giving to the Company three (3) months’ notice in writing, provided that you shall continue be liable to the Company for any obligations incurred prior to such cessation.

CapForce International Holdings Ltd

(LL20994)

Except as expressly amended or stated in this Promotion Letter, all other terms and conditions of your existing employment agreement shall remain unchanged and in full force and effect.

We trust that you will continue to demonstrate the highest standards of professionalism and leadership in your new role. Please signify your acceptance of this promotion by signing and returning the duplicate copy of this letter.

We congratulate you on this well-deserved promotion and look forward to your continued contributions to the Company.

Yours faithfully,

For and on behalf of CapForce International Holdings Ltd

Director

Acknowledgement and Acceptance Form

I, Christian-Laurent Benoit Bonte hereby confirm my acceptance of this Letter of Offer as your Chief Executive Officer by acknowledging receipt of this Letter of Offer. I hereby declare that I have fully understood the content herein and agreed to be bound by the said content.

Name:	Christian-Laurent Benoit Bonte	Signature:

I/D No.:

Date:	1st December 2025	/s/ Christian-Laurent Benoit Bonte